PRESS RELEASE FOR IMMEDIATE RELEASE Contact for LIN TV: Courtney Guertin 401-457-9501; courtney.guertin@lintv.com Contact for Aloha Partners: Scott Wills 650-208-4320; scott@hiwire.net
LIN TV to Sell Licenses for 700 MHz
PROVIDENCE, RI, September 17, 2007 — LIN TV Corp. (NYSE: TVL), a television, digital media and online news company, today announced that it has entered into an agreement with Aloha Partners, L.P. (“Aloha”) to sell 32 lower 700MHz licenses for an aggregate purchase price of $32.5 million in cash. The closing, which is expected to occur in the fourth quarter of 2007, is contingent upon approval of the FCC.
The licenses are in the lower 700 MHz “C” Block and are clustered in Northeast and Upper Midwest markets, in addition to markets in South Central Texas.
About LIN TV
LIN TV Corp., along with its subsidiaries (“LIN TV” or “the Company”), is one of the largest television station groups in the country. The Company creates and delivers superior local news and community stories, along with top-rated entertainment programming to 9% of U.S. television households, reaching an average of 11.5 million households per week.
LIN TV has a strong, diversified station portfolio with 29 owned and/or operated television stations and websites in 17 U.S. markets, located primarily in the top 75 designated market areas, according to Nielsen Media.
LIN TV has and continues to identify and implement innovative business strategies, including being an early adopter of digital television, in order to provide superior viewing quality to its customers. Financial information and overviews of its stations are available at www.lintv.com.
About Aloha Partners
Based in Providence, Rhode Island, Aloha Partners is the largest owner of 700 MHz spectrum in the U.S. The Acquisition of the LIN markets will increase Aloha’s number of 700MHz licenses to over 270 and expand Aloha’s coverage to nearly 65% of the U.S.

population and nearly 85% of the top 100 market population. Aloha has been testing using its 700MHz licenses for mobile TV in Las Vegas and wireless broadband in Phoenix. The mobile TV test in Las Vegas is demonstrating how DVB-H technology can deliver up to 24 live cable TV channels to cellular phones. 700 MHz spectrum is considered the optimal frequency to use for mobile TV applications because of its superior in-building penetration and its ability to cover large areas. For more information contact: www.alohapartners.net.
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